Exhibit 99.1

NEWS

FOR IMMEDIATE RELEASE

Contacts:
Maryellen Thielen	Robert Block, Christine Ieuter
Media Relations	Investor Relations
(847) 402-5600	(847) 402-2800

Allstate Reports Third Quarter 2010 Results and Continued Positive Trends

NORTHBROOK, Ill., October 27, 2010 – The Allstate Corporation (NYSE: ALL) today reported financial results for the third quarter of 2010:

The Allstate Corporation Consolidated Highlights
	Three months ended September 30,
($ in millions, except per share amounts and ratios)

2010

2009

			% Change
Consolidated revenues	$ 7,908

$    7,582

			4.3
Net income	367

221

			66.1
Net income per diluted share	0.68	0.41	65.9
Operating income*	452

538

			(16.0)
Operating income per diluted share*	0.83	0.99	(16.2)
Book value per share	35.48	32.29	9.9
Book value per share, excluding the impact of unrealized net capital gains and losses on fixed income securities*	33.38	32.44	2.9
Catastrophe losses	386	407	(5.2)
Property-Liability combined ratio	95.9	94.7	1.2 pts
Property-Liability combined ratio excluding the effect of catastrophes and prior year reserve reestimates (“underlying combined ratio”)*	89.2	88.0	1.2 pts

* Measures used in this release that are not based on accounting principles generally accepted in the United States of America (“non-GAAP”) are defined and reconciled to the most directly comparable GAAP measure and operating measures are defined in the “Definitions of Non-GAAP and Operating Measures” section of this document.

“Our strategies to create shareholder value in an uncertain economic climate continue to generate positive results,” said Thomas J. Wilson, chairman, president and chief executive officer of The Allstate Corporation.  “Net income of $367 million showed strong growth over the prior year third quarter and second quarter of this year.

“Profitability at Allstate Protection remains strong, with the underlying combined ratio consistently meeting our annual outlook range.  We remain comfortable with our range of 88 to 90 for the year.  Overall policies in force declined, but standard auto new issued applications improved as we implemented new marketing and growth initiatives.  Allstate Financial’s net and operating income improved this quarter from a year ago, reflecting progress on its strategic repositioning.

“Book value per share rose 7% during the quarter to $35.48 at September 30, 2010 reflecting profitability and strong investment results,” said Wilson.

Consolidated Financial Results

Allstate’s third quarter 2010 net income was $367 million, or $0.68 per diluted share, compared to $221 million in the third quarter of 2009, primarily due to lower realized capital losses in 2010 versus 2009.  Operating income was $452 million, or $0.83 per diluted share, in the third quarter of 2010 compared to $538 million in the same period of 2009, reflecting a decline in Property-Liability partly offset by increases in Allstate Financial.

Property-Liability Profitability is a Source of Financial Strength

Property-Liability remained a source of financial strength for the company while beginning to implement growth plans.  Allstate’s Property-Liability business produced an underlying combined ratio within the company’s full-year outlook range of 88 to 90.  The underlying combined ratio, which excludes catastrophes and prior year reserve reestimates, was 89.2 in the third quarter of 2010 compared to 88.0 in the same period of 2009, due to a higher expense ratio and increases in claim frequencies.  The recorded combined ratio was 95.9 for the third quarter of 2010, compared to 94.7 in the third quarter of 2009.

Catastrophe losses totaled $386 million during the third quarter of 2010, reflecting 29 events with losses of $371 million.  This compares to catastrophe losses of $407 million for the third quarter of 2009.  Catastrophe losses added 5.9 points to the combined ratio during the third quarter of 2010.

Property-Liability premiums written* declined 0.6% in the third quarter of 2010 compared to the prior year quarter.  Allstate’s brand growth of 0.2% was more than offset by a 16.7% decline in the Encompass brand, reflecting actions to improve profitability.

Allstate brand standard auto premiums written declined 0.5% for the third quarter of 2010 compared to the prior year third quarter.  This decline was driven by a 1.7% decline in policies in force, reflecting a 0.4 point decline in retention to 88.7%, partly offset by a 2.5% increase in new issued applications from the prior year third quarter.  Average premium increased 1.4% during the third quarter when compared to the prior year quarter.  Allstate’s Customer Loyalty Index (CLI) as of September 30, 2010 declined slightly from the prior quarter of 2010.  The Allstate brand standard auto combined ratio was 93.2, an increase of 0.5 points from the third quarter of 2009, due to higher claim frequencies.

Allstate brand homeowners premiums written for the third quarter of 2010 increased 2.4% compared to the same period a year ago, as a 7.2% increase in average premium was partly offset by a 4.1% decline in policies in force.  Rate increases averaging 4.2% in 15 states were approved during the third quarter, as Allstate took actions to improve returns and lessen the volatility of homeowners results.  The combined ratio was 104.7 in the third quarter of 2010 compared to 98.3 in the third quarter a year ago, primarily due to unfavorable prior year reserve reestimates and a higher expense ratio.  Unfavorable prior year reserve reestimates in the third quarter of 2010 included a litigation settlement of $70 million.

The Property-Liability expense ratio for the third quarter of 2010 was 25.1 compared to 24.7 in the prior year third quarter, primarily due to higher marketing expenditures.

Allstate Financial Strategy Gaining Traction

Allstate Financial made significant progress on its goals to produce higher returns, reduce concentrations in products with returns dependent on investment spread, and serve its customers by focusing on Allstate agencies and the Allstate Workplace Division.

Consistent with this strategy, premiums and deposits* on mortality and morbidity (underwritten) products increased 8.6% when compared to the third quarter of 2009, while deposits on annuities declined by 30.3% compared to the prior year period.  Premiums and deposits trends reflect premium growth in the Allstate Workplace Division and Allstate agencies, and the discontinuation earlier this year of new business through financial institutions.

Allstate Financial operating income was $108 million in the third quarter of 2010 compared to $95 million in the prior year third quarter.  The increase was due to a higher investment spread and lower amortization of deferred acquisition costs (DAC), partly offset by higher operating costs and expenses and a lower benefit spread.  The investment spread increased to $127 million in the third quarter of 2010 from $109 million in the prior year third quarter.  The change reflected decreased interest credited to contractholder funds, partly offset by lower net investment income.  DAC amortization declined primarily due to a lower amortization rate on fixed annuities.  Operating costs and expenses rose as product distribution and marketing costs, employee benefits, and certain acquisition-related expenses increased.  The benefit spread declined 2.8% from the prior year third quarter due to an increase in contract benefits on immediate annuities, reflecting favorable mortality experience in the third quarter of 2009, partly offset by growth in accident and health products.

Allstate Financial reported net income of $85 million in the third quarter of 2010 compared to a net loss of $38 million in the 2009 quarter.  Net income reflected after-tax net realized capital losses, including the impact of deferred acquisition costs and deferred sales inducements of $18 million in the third quarter of 2010 compared to $133 million in the third quarter of 2009.

Strong Returns from Investment Portfolio

Allstate’s consolidated investment portfolio was $102.2 billion at September 30, 2010, up $2.3 billion from June 30, 2010, as strong investment returns more than offset impacts from reductions in Allstate Financial’s contractholder funds.  Investment returns reflect lower interest rates, improved equity markets, and significant cash flow generated by the portfolio.  Allstate’s net unrealized gain at September 30, 2010 was $2.7 billion, pre-tax, compared to a net unrealized gain of $400 million, pre-tax, at June 30, 2010 and a net unrealized loss of $2.5 billion, pre-tax, at September 30, 2009.

Net realized capital loss for the third quarter of 2010 was $144 million, pre-tax, compared to $519 million in the prior year third quarter, with lower impairment write-downs, higher gains on sales and lower derivative losses driving the improvement.  Impairment write-downs of $137 million were primarily related to residential and commercial real estate exposure.  Net realized gains from sales of $319 million were due to sales of fixed income and equity securities.

Derivative net losses totaled $285 million in the third quarter of 2010 and were driven primarily by Allstate’s risk management actions.  Declining interest rates resulted in $181 million of derivative losses, which were significantly less than the increases in the portfolio’s fixed income valuations during the period.  Favorable valuations on equity securities were also significantly greater than the $115 million of derivative losses related to equity market hedges.

As part of the company’s ongoing strategy to manage exposure to certain portfolio segments, reductions of municipal fixed income securities totaled $2.4 billion of amortized cost and reductions of commercial real estate totaled $484 million of amortized cost during the third quarter of 2010.

Net investment income for the third quarter of 2010 was $1.0 billion, 7.3% less than the third quarter of 2009 and 4.2% less than the second quarter of 2010.  These declines primarily resulted from lower interest rates, risk reduction actions related to municipal bonds and commercial real estate, and duration management actions taken to protect the portfolio from rising interest rates.  Net investment income in the Property-Liability portfolio totaled $284 million in the third quarter of 2010, a 12.9% decline from the third quarter of 2009 and an 8.4% decrease from the second quarter of 2010.  Allstate Financial’s net investment income was $707 million, a 5.0% decline from the third quarter of 2009 and a 2.2% decline from the second quarter of 2010.

Capital Position Continues to Improve

“The combination of higher net income and favorable investment returns resulted in a 15% increase in book value during the first nine months of 2010,” said Don Civgin, senior vice president and chief financial officer.  “Our capital position continues to improve, providing us with greater flexibility in achieving our strategic priorities to improve customer loyalty, reinvent protection and retirement, and grow our businesses.”

Book value per share grew to $35.48 per share at September 30, 2010 compared to $33.24 at June 30, 2010 and $30.84 at December 31, 2009.  Book value increased during the third quarter as higher shareholders’ equity reflected improved investment valuations.  Statutory surplus at September 30, 2010 is an estimated $15.1 billion for Allstate Insurance Company, including $3.2 billion at Allstate Life Insurance Company.  This compares to Allstate Insurance Company statutory surplus of $14.9 billion at June 30, 2010 and $14.8 billion at September 30, 2009.  Deployable assets at the holding company level increased to $3.5 billion at

September 30, 2010, reflecting $400 million of dividends from Allstate Insurance Company during the third quarter.

*     *     *     *     *

Visit www.allstateinvestors.com to view additional information about Allstate’s third quarter results, including a webcast of its quarterly conference call and the presentation used in the call.  The conference call will be held at 9 a.m. ET on Thursday, October 28, 2010.

The Allstate Corporation (NYSE: ALL) is the nation’s largest publicly held personal lines insurer.  Widely known through the “You’re In Good Hands With Allstate®” slogan, Allstate is reinventing protection and retirement to help more than 17 million households insure what they have today and better prepare for tomorrow.  Consumers access Allstate insurance products (auto, home, life and retirement) and services through Allstate agencies, independent agencies, and Allstate exclusive financial representatives in the U.S. and Canada, as well as via www.allstate.com and 1-800 Allstate®.

THE ALLSTATE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

($ in millions, except per share data)	Three months ended September 30,		Nine months ended September 30,
	2010	2009	2010	2009
	(unaudited)		(unaudited)
Revenues
Property-liability insurance premiums	$6,499	$6,535	$19,515	$19,677
Life and annuity premiums and contract charges	548	482	1,637	1,460
Net investment income	1,005	1,084	3,104	3,368
Realized capital gains and losses:
Total other-than-temporary impairment losses	(99)	(539)	(637)	(1,735)
Portion of loss recognized in other comprehensive income	(68)	147	(91)	301
Net other-than-temporary impairment losses recognized in earnings	(167)	(392)	(728)	(1,434)
Sales and other realized capital gains and losses	23	(127)	(215)	884
Total realized capital gains and losses	(144)	(519)	(943)	(550)

	7,908	7,582	23,313	23,955

Costs and expenses
Property-liability insurance claims and claims expense	4,603	4,573	14,109	14,295
Life and annuity contract benefits	445	382	1,372	1,176
Interest credited to contractholder funds	445	496	1,358	1,636
Amortization of deferred policy acquisition costs	1,006	1,023	2,969	3,649
Operating costs and expenses	828	744	2,446	2,247
Restructuring and related charges	9	35	33	112
Interest expense	91	106	275	291
	7,427	7,359	22,562	23,406
Gain on disposition of operations	9	2	12	6

Income from operations before income tax expense	490	225	763	555

Income tax expense	123	4	131	219

Net income	$367	$221	$632	$336

Earnings per share:

Net income per share - Basic	$0.68	$0.41	$1.17	$0.62

Weighted average shares - Basic	540.9	539.9	540.6	539.5

Net income per share - Diluted	$0.68	$0.41	$1.16	$0.62

Weighted average shares - Diluted	543.0	541.5	542.7	540.5

Cash dividends declared per share	$0.20	$0.20	$0.60	$0.60

THE ALLSTATE CORPORATION

SEGMENT RESULTS

($ in millions, except ratios)	Three months ended		Nine months ended
	September 30,		September 30,
	2010	2009	2010	2009
Property-Liability

Premiums written	$6,767	$6,810	$19,665	$19,694

Premiums earned	$6,499	$6,535	$19,515	$19,677
Claims and claims expense	(4,603)	(4,573)	(14,109)	(14,295)
Amortization of deferred policy acquisition costs	(915)	(943)	(2,754)	(2,832)
Operating costs and expenses	(706)	(642)	(2,074)	(1,911)
Restructuring and related charges	(9)	(31)	(34)	(88)
Underwriting income	266	346	544	551

Net investment income	284	326	898	1,004
Periodic settlements and accruals on non-hedge derivative instruments	(2)	(2)	(4)	(8)
Income tax expense on operations	(154)	(169)	(390)	(343)

Operating income	394	501	1,048	1,204

Realized capital gains and losses, after-tax	(69)	(188)	(261)	(373)
Gain on disposition of operations, after-tax	4	--	4	--
Reclassification of periodic settlements and accruals on non-hedge
derivative instruments, after-tax	2	1	3	5

Net income	$331	$314	$794	$836

Catastrophe losses	$386	$407	$1,670	$1,741

Operating ratios:
Claims and claims expense ratio	70.8	70.0	72.3	72.6
Expense ratio	25.1	24.7	24.9	24.6
Combined ratio	95.9	94.7	97.2	97.2

Effect of catastrophe losses on combined ratio	5.9	6.2	8.6	8.8

Effect of prior year reserve reestimates on combined ratio	0.2	(0.7)	(0.9)	(0.4)

Effect of catastrophe losses included in prior year reserve reestimates on
combined ratio	(0.6)	(1.2)	(0.7)	(0.7)

Effect of Discontinued Lines and Coverages on combined ratio	0.3	0.3	0.1	0.1

Allstate Financial
Investments	$62,915	$61,891	$62,915	$61,891

Premiums and deposits	$1,011	$1,033	$3,134	$3,965

Premiums and contract charges	$548	$482	$1,637	$1,460
Net investment income	707	744	2,161	2,327
Periodic settlements and accruals on non-hedge derivative instruments	10	2	38	--
Contract benefits	(445)	(382)	(1,372)	(1,176)
Interest credited to contractholder funds	(446)	(497)	(1,359)	(1,559)
Amortization of deferred policy acquisition costs	(101)	(108)	(200)	(347)
Operating costs and expenses	(118)	(99)	(354)	(325)
Restructuring and related charges	--	(4)	1	(24)
Income tax expense on operations	(47)	(43)	(180)	(111)

Operating income	108	95	372	245

Realized capital gains and losses, after-tax	(25)	(151)	(360)	(239)
DAC and DSI accretion (amortization) relating to realized capital gains
and losses, after-tax	7	18	9	(132)
DAC and DSI unlocking relating to realized capital gains and losses, after-tax	--	--	(18)	(224)
Reclassification of periodic settlements and accruals on non-hedge
derivative instruments, after-tax	(7)	(1)	(25)	--
Gain on disposition of operations, after-tax	2	1	4	4

Net income (loss)	$85	$(38)	$(18)	$(346)

Corporate and Other
Net investment income	$14	$14	$45	$37
Operating costs and expenses	(95)	(109)	(293)	(302)
Income tax benefit on operations	31	37	96	105

Operating loss	(50)	(58)	(152)	(160)

Realized capital gains and losses, after-tax	1	3	8	6

Net loss	$(49)	$(55)	$(144)	$(154)

Consolidated net income	$367	$221	$632	$336

THE ALLSTATE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

($ in millions, except par value data)	September 30,	December 31,
	2010	2009
Assets	(unaudited)
Investments:
Fixed income securities, at fair value (amortized cost $80,786 and $81,243)	$83,193	$78,766
Equity securities, at fair value (cost $3,447 and $4,845)	3,707	5,024
Mortgage loans	6,961	7,935
Limited partnership interests	3,454	2,744
Short-term, at fair value (amortized cost $2,776 and $3,056)	2,776	3,056
Other	2,123	2,308
Total investments	102,214	99,833
Cash	500	612
Premium installment receivables, net	4,981	4,839
Deferred policy acquisition costs	4,671	5,470
Reinsurance recoverables, net	6,597	6,355
Accrued investment income	847	864
Deferred income taxes	670	1,870
Property and equipment, net	922	990
Goodwill	874	875
Other assets	1,799	1,872
Separate Accounts	8,459	9,072
Total assets	$132,534	$132,652
Liabilities
Reserve for property-liability insurance claims and claims expense	$19,294	$19,167
Reserve for life-contingent contract benefits	13,955	12,910
Contractholder funds	48,936	52,582
Unearned premiums	10,001	9,822
Claim payments outstanding	733	742
Other liabilities and accrued expenses	5,945	5,726
Long-term debt	5,909	5,910
Separate Accounts	8,459	9,072
Total liabilities	113,232	115,931

Equity
Preferred stock, $1 par value, 25 million shares authorized, none issued	--	--
Common stock, $.01 par value, 2.0 billion shares authorized and 900 million issued, 538 million and 537 million shares outstanding	9	9
Additional capital paid-in	3,165	3,172
Retained income	31,781	31,492
Deferred ESOP expense	(45)	(47)
Treasury stock, at cost (362 million and 363 million shares)	(15,755)	(15,828)
Accumulated other comprehensive income:
Unrealized net capital gains and losses:
Unrealized net capital losses on fixed income securities with OTTI	(200)	(441)
Other unrealized net capital gains and losses	1,919	(1,072)
Unrealized adjustment to DAC, DSI and insurance reserves	(427)	643
Total unrealized net capital gains and losses	1,292	(870)
Unrealized foreign currency translation adjustments	54	46
Unrecognized pension and other postretirement benefit cost	(1,227)	(1,282)
Total accumulated other comprehensive income (loss)	119	(2,106)
Total shareholders’ equity	19,274	16,692
Noncontrolling interest	28	29
Total equity	19,302	16,721
Total liabilities and equity	$132,534	$132,652

THE ALLSTATE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

($ in millions)	Nine months ended September 30,
	2010	2009
Cash flows from operating activities	(unaudited)
Net income	$632	$336
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and other non-cash items	55	(87)
Realized capital gains and losses	943	550
Gain on disposition of operations	(12)	(6)
Interest credited to contractholder funds	1,358	1,636
Changes in:
Policy benefits and other insurance reserves	143	(460)
Unearned premiums	172	6
Deferred policy acquisition costs	(138)	471
Premium installment receivables, net	(137)	(108)
Reinsurance recoverables, net	(229)	(101)
Income taxes	178	1,175
Other operating assets and liabilities	58	103
Net cash provided by operating activities	3,023	3,515
Cash flows from investing activities
Proceeds from sales
Fixed income securities	17,345	16,098
Equity securities	4,262	4,636
Limited partnership interests	387	293
Mortgage loans	121	140
Other investments	98	429
Investment collections
Fixed income securities	3,672	3,947
Mortgage loans	784	1,093
Other investments	96	99
Investment purchases
Fixed income securities	(20,712)	(22,694)
Equity securities	(2,721)	(5,991)
Limited partnership interests	(1,040)	(674)
Mortgage loans	(55)	(23)
Other investments	(99)	(54)
Change in short-term investments, net	104	5,437
Change in other investments, net	(464)	(144)
Disposition of operations	7	12
Purchases of property and equipment, net	(114)	(143)
Net cash provided by investing activities	1,671	2,461
Cash flows from financing activities
Proceeds from issuance of long-term debt	-	1,003
Repayment of long-term debt	(1)	(1)
Contractholder fund deposits	2,297	3,252
Contractholder fund withdrawals	(6,779)	(9,485)
Dividends paid	(322)	(434)
Treasury stock purchases	(5)	(3)
Shares reissued under equity incentive plans, net	26	2
Excess tax benefits on share-based payment arrangements	(7)	(6)
Other	(15)	8
Net cash used in financing activities	(4,806)	(5,664)
Net (decrease) increase in cash	(112)	312
Cash at beginning of period	612	415
Cash at end of period	$500	$727

Definitions of Non-GAAP and Operating Measures

We believe that investors’ understanding of Allstate’s performance is enhanced by our disclosure of the following non-GAAP and operating financial measures.  Our methods for calculating these measures may differ from those used by other companies and therefore comparability may be limited.

Operating income is net income (loss), excluding:

•       realized capital gains and losses, after-tax, except for periodic settlements and accruals on non-hedge derivative instruments, which are reported with realized capital gains and losses but included in operating income,

•       amortization of DAC and DSI, to the extent they resulted from the recognition of certain realized capital gains and losses,

•       gain (loss) on disposition of operations, after-tax, and

•       adjustments for other significant non-recurring, infrequent or unusual items, when (a) the nature of the charge or gain is such that it is reasonably unlikely to recur within two years, or (b) there has been no similar charge or gain within the prior two years.

Net income (loss) is the GAAP measure that is most directly comparable to operating income.

We use operating income as an important measure to evaluate our results of operations.  We believe that the measure provides investors with a valuable measure of the company’s ongoing performance because it reveals trends in our insurance and financial services business that may be obscured by the net effect of realized capital gains and losses, gain (loss) on disposition of operations and adjustments for other significant non-recurring, infrequent or unusual items.  Realized capital gains and losses and gain (loss) on disposition of operations may vary significantly between periods and are generally driven by business decisions and external economic developments such as capital market conditions, the timing of which is unrelated to the insurance underwriting process.  Consistent with our intent to protect results or earn additional income, operating income includes periodic settlements and accruals on certain derivative instruments that are reported in realized capital gains and losses because they do not qualify for hedge accounting or are not designated as hedges for accounting purposes.  These instruments are used for economic hedges and to replicate fixed income securities, and by including them in operating income, we are appropriately reflecting their trends in our performance and in a manner consistent with the economically hedged investments, product attributes (e.g., net investment income and interest credited to contractholder funds) or replicated investments.  Non-recurring items are excluded because, by their nature, they are not indicative of our business or economic trends.  Accordingly, operating income excludes the effect of items that tend to be highly variable from period to period and highlights the results from ongoing operations and the underlying profitability of our business.  A byproduct of excluding these items to determine operating income is the transparency and understanding of their significance to net income variability and profitability while recognizing these or similar items may recur in subsequent periods.  Operating income is used by management along with the other components of net income (loss) to assess our performance.  We use adjusted measures of operating income and operating income per diluted share in incentive compensation.  Therefore, we believe it is useful for investors to evaluate net income (loss), operating income and their components separately and in the aggregate when reviewing and evaluating our performance.  We note that investors, financial analysts, financial and business media organizations and rating agencies utilize operating income results in their evaluation of our and our industry’s financial performance and in their investment decisions, recommendations and communications as it represents a reliable, representative and consistent measurement of the industry and the company and management’s performance.  We note that the price to earnings multiple commonly used by insurance investors as a forward-looking valuation technique uses operating income as the denominator.  Operating income should not be considered as a substitute for net income (loss) and does not reflect the overall profitability of our business.

The following tables reconcile operating income and net income (loss) for the three months and nine months ended September 30, 2010 and 2009.

For the three months ended September 30,

Property-Liability

			Allstate Financial

Consolidated

Per diluted share

($ in millions, except per share data)	2010	2009	2010	2009	2010	2009	2010	2009
Operating income	$394	$501	$108	$95	$452	$538	$0.83	$0.99
Realized capital gains and losses	(107)	(290)	(38)	(234)	(144)	(519)
Income tax benefit	38	102	13	83	51	183
Realized capital gains and losses, after-tax	(69)	(188)	(25)	(151)	(93)	(336)	(0.17)	(0.62)
DAC and DSI accretion relating to realized capital gains and losses, after-tax	--	--	7	18	7	18	0.01	0.04
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	2	1	(7)	(1)	(5)	--	--	--
Gain on disposition of operations, after-tax	4	--	2	1	6	1	0.01	--
Net income (loss)	$331	$314	$85	$(38)	$367	$221	$0.68	$0.41

For the nine months ended September 30,

Property-Liability

			Allstate Financial

Consolidated

Per diluted share

($ in millions, except per share data)	2010	2009	2010	2009	2010	2009	2010	2009
Operating income	$1,048	$1,204	$372	$245	$1,268	$1,289	$2.34	$2.38
Realized capital gains and losses	(403)	(403)	(553)	(156)	(943)	(550)
Income tax benefit (expense)	142	30	193	(83)	330	(56)
Realized capital gains and losses, after-tax	(261)	(373)	(360)	(239)	(613)	(606)	(1.13)	(1.12)
DAC and DSI accretion (amortization) relating to realized capital gains and losses, after-tax	--	--	9	(132)	9	(132)	0.01	(0.24)
DAC and DSI unlocking relating to realized capital gains and losses, after-tax	--	--	(18)	(224)	(18)	(224)	(0.03)	(0.42)
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	3	5	(25)	--	(22)	5	(0.04)	0.01
Gain on disposition of operations, after-tax	4	--	4	4	8	4	0.01	0.01
Net income (loss)	$794	$836	$(18)	$(346)	$632	$336	$1.16	$0.62

Underwriting income (loss) is calculated as premiums earned, less claims and claims expense (“losses”), amortization of DAC, operating costs and expenses and restructuring and related charges as determined using GAAP.  Management uses this measure in its evaluation of the results of operations to analyze the profitability of our Property-Liability insurance operations separately from investment results.  It is also an integral component of incentive compensation.  It is useful for investors to evaluate the components of income separately and in the aggregate when reviewing performance.   Net income (loss) is the most directly comparable GAAP measure.  Underwriting income (loss) should not be considered as a substitute for net income (loss) and does not reflect the overall profitability of our business.  A reconciliation of Property-Liability underwriting income (loss) to net income (loss) is provided in the “Segment Results” page.

Combined ratio excluding the effect of catastrophes and prior year reserve reestimates (“underlying combined ratio”) is a non-GAAP ratio, which is computed as the difference between three GAAP operating ratios: the combined ratio, the effect of catastrophes on the combined ratio and the effect of prior year non-catastrophe reserve reestimates on the combined ratio.  The most directly comparable GAAP measure is the combined ratio.  We believe that this ratio is useful to investors and it is used by management to reveal the trends in our Property-Liability business that may be obscured by catastrophe losses and prior year reserve reestimates.  These catastrophe losses cause our loss trends to vary significantly between periods as a result of their incidence of occurrence and magnitude, and can have a significant impact on the combined ratio.  Prior year reserve reestimates are caused by unexpected loss development on historical reserves.  We believe it is useful for investors to evaluate these components separately and in the aggregate when reviewing our underwriting performance.  We also provide it to facilitate a comparison to our outlook on the 2010 combined ratio excluding the effect of catastrophe losses and prior year reserve reestimates.  The combined ratio excluding the effect of catastrophes and prior year reserve reestimates should not be considered a substitute for the combined ratio and does not reflect the overall underwriting profitability of our business.  A reconciliation of the combined ratio excluding the effect of catastrophes and prior year reserve reestimates to the combined ratio is provided in the following table.

	Three months ended September 30,		Nine months ended September 30,
	2010	2009	2010	2009
Combined ratio excluding the effect of catastrophes and prior year reserve reestimates (“underlying combined ratio”)	89.2	88.0	88.8	88.1
Effect of catastrophe losses	5.9	6.2	8.6	8.8
Effect of prior year non-catastrophe reserve reestimates	0.8	0.5	(0.2)	0.3
Combined ratio	95.9	94.7	97.2	97.2

Effect of prior year catastrophe reserve reestimates	(0.6)	(1.2)	(0.7)	(0.7)

In this news release, we provide our outlook range on the 2010 combined ratio excluding the effect of catastrophe losses and prior year reserve reestimates.  A reconciliation of this measure to the combined ratio is not possible on a forward-looking basis because it is not possible to provide a reliable forecast of catastrophes.  Future prior year reserve reestimates are expected to be zero because reserves are determined based on our best estimate of ultimate loss reserves as of the reporting date.

Book value per share, excluding the impact of unrealized net capital gains and losses on fixed income securities, is a ratio that uses a non-GAAP measure.  It is calculated by dividing shareholders’ equity after excluding the impact of unrealized net capital gains and losses on fixed income securities and related DAC, DSI and life insurance reserves by total shares outstanding plus dilutive potential shares outstanding.  Book value per share is the most directly comparable GAAP measure.

We use the trend in book value per share, excluding the impact of unrealized net capital gains and losses on fixed income securities, in conjunction with book value per share to identify and analyze the change in net worth attributable to management efforts between periods.  We believe the non-GAAP ratio is useful to investors because it eliminates the effect of items that can fluctuate significantly from period to period and are generally driven by economic developments, primarily capital market conditions, the magnitude and timing of which are generally not influenced by management, and we believe it enhances understanding and comparability of performance by highlighting underlying business activity and profitability drivers.  We note that book value per share, excluding the impact of unrealized net capital gains and losses on fixed income securities, is a measure commonly used by insurance investors as a valuation technique.  Book value per share, excluding the impact of unrealized net capital gains and losses on fixed income securities, should not be considered as a substitute for book value per share, and does not reflect the recorded net worth of our business.  The following table shows the reconciliation.

($ in millions, except per share data)	As of September 30,
	2010	2009

Book value per share
Numerator:
Shareholders’ equity	$19,274	$17,505
Denominator:
Shares outstanding and dilutive potential shares outstanding	543.3	542.1
Book value per share	$35.48	$32.29

Book value per share, excluding the impact of unrealized net capital gains and losses on fixed income securities
Numerator:
Shareholders’ equity	$19,274	$17,505
Unrealized net capital gains and losses on fixed income securities	1,138	(81)
Adjusted shareholders’ equity	$18,136	$17,586
Denominator:
Shares outstanding and dilutive potential shares outstanding	543.3	542.1
Book value per share, excluding the impact of unrealized net capital gains and losses on fixed income securities	$33.38	$32.44

Premiums written is the amount of premiums charged for policies issued during a fiscal period.  Premiums earned is a GAAP measure.  Premiums are considered earned and are included in financial results on a pro-rata basis over the policy period.  The portion of premiums written applicable to the unexpired terms of the policies is recorded as unearned premiums on our Condensed Consolidated Statements of Financial Position.  A reconciliation of premiums written to premiums earned is presented in the following table.

($ in millions)	Three months ended September 30,		Nine months ended September 30,
	2010	2009	2010	2009
Premiums written	$6,767	$6,810	$19,665	$19,694
Increase in Property-Liability unearned premiums	(319)	(315)	(184)	(48)
Other	51	40	34	31
Premiums earned	$6,499	$6,535	$19,515	$19,677

Premiums and deposits is an operating measure that we use to analyze production trends for Allstate Financial sales.  It includes premiums on insurance policies and annuities and all deposits and other funds received from customers on deposit-type products including the net new deposits of Allstate Bank, which we account for under GAAP as increases to liabilities rather than as revenue.  The following table illustrates where premiums and deposits are reflected in the condensed consolidated financial statements.

($ in millions)	Three months ended September 30,		Nine months ended September 30,
	2010	2009	2010	2009
Total premiums and deposits	$1,011	$1,033	$3,134	$3,965
Deposits to contractholder funds	(730)	(802)	(2,297)	(3,252)
Deposits to separate accounts	(25)	(27)	(76)	(83)
Change in unearned premiums and other adjustments	34	28	104	96
Life and annuity premiums (1)	$290	$232	$865	$726

(1) Life and annuity contract charges in the amount of $258 million and $250 million for the three months ended September 30, 2010 and 2009, respectively, and $772 million and $734 million for the nine months ended September 30, 2010 and 2009, respectively, which are also revenues recognized for GAAP, have been excluded from the table above, but are a component of the Condensed Consolidated Statements of Operations line item life and annuity premiums and contract charges.

Forward-Looking Statements and Risk Factors

This news release contains forward-looking statements about our outlook for the combined ratio excluding the effect of catastrophes and prior year reserve reestimates for 2010.  These statements are subject to the Private Securities Litigation Reform Act of 1995 and are based on management’s estimates, assumptions and projections.  Actual results may differ materially from those projected based on the risk factors described below.

•                   Premiums written and premiums earned, the denominator of the underlying combined ratio, may be materially less than projected.  Policyholder attrition may be greater than anticipated resulting in a lower amount of insurance in force.

•                   Unanticipated increases in the severity or frequency of standard auto insurance claims may adversely affect our underwriting results.  Changes in the severity or frequency of claims may affect the profitability of our Allstate Protection segment.  Changes in bodily injury claim severity are driven primarily by inflation in the medical sector of the economy and litigation.  Changes in auto physical damage claim severity are driven primarily by inflation in auto repair costs, auto parts prices and used car prices.  The short-term level of claim frequency we experience may vary from period to period and may not be sustainable over the longer term.  A decline in gas prices, increase in miles driven, and higher unemployment are examples of factors leading to a short-term frequency change.  A significant long-term increase in claim frequency could have an adverse effect on our underwriting results.

We undertake no obligation to publicly correct or update any forward-looking statements.  This news release contains unaudited financial information.

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